Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

RESTATED CERTIFICATE OF INCORPORATION OF

OXiGENE, INC.

It is hereby certified that:

FIRST:	The name of the corporation is OXiGENE, Inc. (the “Corporation”).

SECOND:	The Restated Certificate of Incorporation of the Corporation, as amended to date, is hereby further amended by striking out Section A of Article Fourth in its entirety and by substituting in lieu thereof the following:

“A. Designation and Number of Shares.

The aggregate number of shares of all classes of stock which the Corporation is authorized to issue is One Hundred and Fifteen Million (115,000,000) shares, of which One Hundred Million (100,000,000) shares are designated Common Stock, of the par value of One Cent ($0.01) per share, and Fifteen Million (15,000,000) shares are designated Preferred Stock, of the par value of One Cent ($0.01) per share. Upon the effectiveness of the certificate of amendment to the restated certificate of incorporation containing this sentence, each twelve (12) shares of the Common Stock issued and outstanding as of the date and time immediately preceding December 28, 2012, the effective date of a reverse stock split (the “Split Effective Date”), shall be automatically changed and reclassified, as of the Split Effective Date and without further action, into one (1) fully paid and non-assessable share of Common Stock. There shall be no fractional shares issued. A holder of record of Common Stock on the Split Effective Date who would otherwise be entitled to a fraction of a share of Common Stock shall, in lieu of such fractional share, be entitled to receive one whole share of Common Stock by virtue of rounding up such fractional share to the next highest whole share.”

THIRD:	The amendment of the Restated Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

EXECUTED, effective as of this 27th day of December 2012.

OXiGENE, Inc.

By:	/s/ PETER J. LANGECKER
Peter J. Langecker Chief Executive Officer